Exhibit 10.22

Dragonfly Energy Holdings Corp.

Director Compensation Policy (“Policy”)

Statement of Purpose

Dragonfly Energy Holdings Corp. (“Dragonfly”) believes in paying fair compensation for work performed, at every level of Dragonfly, including the Board of Directors.

Policy Statement

Directors of Dragonfly who are not employed (“non-employee directors”) by Dragonfly or one of its subsidiaries, if any, are entitled to the compensation set forth below for their service as a member of Dragonfly’s Board of Directors (the “Board”).  The Board has the right to amend this policy from time to time.

I.	Cash Compensation
Annual Retainer:
Post-IPO Annual Retainer:	$58,800
Additional Lead Independent Director Retainer:	$20,000
Additional Committee Chairperson Retainer:
Audit Committee Chairperson:	$20,000
Compensation Committee Chairperson:	$15,000
Nominating and Corporate Governance Committee Chairperson	$10,000

Each non-employee director will be entitled to a cash retainer while serving on the Board (the “Annual Retainer”). Upon a Listing, the Annual Retainer will be equal to the amount set forth above as the “PostIPO Annual Retainer.”

A non-employee director who serves as the Lead Independent Director will be entitled to an additional cash retainer while serving in that position in the amount set forth above (the “Additional Lead Independent Director Retainer”); provided that, unless otherwise provided by the Board, an Additional Lead Independent Director Retainer shall not be paid if such non-employee director serving as the Lead Independent Director is also then serving as Chairperson of the Board.

A non-employee director who serves as the Chairperson of the Audit Committee, the Chairperson of the Compensation Committee, or the Chairperson of the Nominating and Corporate Governance Committee of the Board will be entitled to an additional cash retainer while serving in that position in the applicable amount set forth above (each, an “Additional Committee Chairperson Retainer”).

Non-employee directors must attend at least 75% of all meetings of the Board and all committees on which the non-employee director sits (including separate meetings of non-employee directors or independent directors) in any specified fiscal year in order to be eligible to receive any of the retainers specified above.

The amounts of the Annual Retainer, Additional Lead Independent Director Retainer and Additional Committee Chairperson Retainer reflected above are expressed as annualized amounts. These retainers will be paid in equal quarterly installments; provided that an installment will be pro-rated, based on calendar days, if a non-employee director commences service (or commences service in the corresponding position, as the case may be) after the start of the fiscal quarter.

II.	Equity Awards

As administrator of Dragonfly’s 2022 equity incentive plan (as may be amended, restated, supplemented or otherwise modified from time to time, the “2022 Plan”), the Board has discretion to grant directors equity-based incentive awards under and subject to the terms and conditions of the 2022 Plan or any successor equity compensation plan approved by Dragonfly’s stockholders and in effect at the time of grant. Such awards will be evidenced by, and subject to the terms and conditions of, an award agreement in the form approved by the Board to evidence such type of grant pursuant to this policy (the “Form of Award Agreement”). The foregoing general provisions are, in the case of a particular award, subject to the terms and conditions of the applicable Form of Award Agreement.

Initial Grant: Options or RSU’s with a total value of $300,000

Annual Grant: Options or RSU’s with a total value of $100,000

For each award, the Board shall determine at the time of grant the methodology for converting the foregoing dollar amounts to shares and the vesting schedule. The Board may approve other grants of equity-based awards to non-employee directors from time to time, on such terms as the Board may determine and subject to the applicable provisions of Dragonfly’s equity compensation plan then in effect.

III.	Expense Reimbursement

All directors are entitled to reimbursement from Dragonfly for their reasonable travel (including airfare and ground transportation), lodging and meal expenses incident to meetings of the Board or committees thereof or in connection with other Board-related business. Dragonfly will reimburse a director promptly following the submission by the director of reasonable written substantiation of his or her expenses (and, as required for purposes of Internal Revenue Code Section 409A, in all events not later than the end of the calendar year following the calendar year in which the related expense was incurred).